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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

CONTACT: Kirk E. Gorman                                            June 13, 2000
         Chief Financial Officer
         (610) 768-3300


                        UNIVERSAL HEALTH SERVICES, INC.
                        -------------------------------
                        TO OFFER CONVERTIBLE DEBENTURES
                        -------------------------------

   Universal Health Services, Inc. (NYSE: UHS) announced today that it intends to offer discounted convertible debentures due 2020 to qualified institutional investors. The debentures will be convertible into the Class B Common Stock of the Company. The expected net proceeds of the offering of approximately $170 million will be used to repay debt and for general corporate purposes including previously announced and other possible acquisitions.

   The securities have not been registered under the Securities Act or any state securities laws and are being offered in the United States in a private placement under Rule 144A under the Securities Act of 1933 ("Securities Act"). They may not be offered or sold in the United States absent registration or an applicable exemption under the Securities Act and applicable state securities laws.

   Universal Health Services, Inc. is the third largest hospital company, operating 69 facilities in 20 states, Washington, D.C. and Puerto Rico. It acts as the advisor to Universal Health Realty Income Trust, a real estate investment trust (NYSE: UHT).

   Certain statements in this release may constitute forward-looking statements and are subject to various risks and uncertainties as discussed in the Company's filings with the Securities and Exchange Commission. The Company is not obligated to update these forward-looking statements even if the Company's assessment of these risks and uncertainties changes.


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